QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        The Plan Administrator of the CH2M HILL Retirement and Tax-Deferred Savings Plan:

        We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-113160, as amended, 333-56370, and 333-60700) of CH2M HILL Companies, Ltd. of our report dated June 11, 2004, with respect to the statements of net assets available for plan benefits of the CH2M HILL Retirement and Tax-Deferred Savings Plan as of December 31, 2003 and 2002 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2003, and the related supplemental schedules, which report appears in the December 31, 2003 annual report on Form 11-K of the CH2M HILL Retirement and Tax-Deferred Savings Plan.

KPMG LLP

Denver, Colorado
June 25, 2004

QuickLinks

Consent of Independent Registered Public Accounting Firm